MMC ENERGY, INC.
26 Broadway
Suite 960
New York, NY 10004
(212) 977-0900

MMC ENERGY, INC. REPORTS RESULTS FOR YEAR ENDED DECEMBER 31, 2008

New York- March 31, 2009-MMC Energy, Inc. (NASDAQ: MMCE) announced that for the year ended December 31, 2008, it had a net loss of approximately $14.7 million, or $1.04 per share, compared to net loss of approximately $3.7 million, or $0.41 per share, for the year ended December 31, 2007.

Revenues for the year ended December 31, 2008 were approximately $4.1 million compared to $6.7 million for the year ending December 31, 2007.  The decrease in revenues from 2007 was due primarily to a $1 million settlement negotiated with the California Independent System Operators (“CAISO”) relating to the Company’s spinning reserve qualification which was charged directly against revenues, the cessation of spinning reserve ancillary services revenues in October 2007, and a generally mild summer in 2008 which led to lower pricing in the energy and non-spinning reserve markets.

Revenues for the year ended December 31, 2008 consisted primarily of resource adequacy capacity revenues of approximately $3,672,000 ancillary services of negative $475,000, which reflects the impact of the $1 million settlement with the CAISO, and energy production revenues of approximately $857,000.

The Company believes that adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for non-cash compensation charges, one time items which in 2008 includes the $1 million settlement and non-cash impairment items, and re-commissioning expenses, which are non-recurring charges on an asset by asset basis that the Company considers a component of its acquisition cost for internal reporting purposes) serves as a more meaningful measure of the Company’s performance on an ongoing basis.  Tables are included in this release providing reconciliation between GAAP and non-GAAP financial results.

Adjusted EBITDA decreased to a loss of approximately ($4.06 million) for the year ended December 31, 2008 from a loss of approximately ($3.03 million) for the same period ended December 31, 2007. The decrease was due primarily to the decrease in revenues noted above which was slightly offset by lower general and administrative expenses.

In the fourth quarter of 2008 the Company sold its membership in its MMC Escondido II, LLC (“Escondido II”) subsidiary. Escondido II’s primary asset was a contract to purchase a GE LM-6000 Sprint ® turbine. The Company reported a loss of $1.6 million on disposal of Escondido II. The loss consisted primarily of a $1 million separation fee from its former investment bankers Merriman Curhan Ford (“Merriman”). The fee terminated the relationship with Merriman as well as releasing the Company from any future claims. The balance of the loss consisted of a $460,000 prepayment penalty fee to GE Commercial Finance with the remainder attributable to professional fees incurred in connection with the sale. Net of debt repayments of $8.6 million and the $1.6 million in costs referenced above, the sale of Escondido II netted approximately $4.7 million.

The Company also recorded approximately $6.6 million of impairment charges in the Fourth Quarter, consisting primarily of write-downs related to the Company’s Chula Vista upgrade project and were distributed as follows:

Impairment charges (rounded)
Equipment Deposits and accrued cancellation charges	$3,360,000
Permitting and professional fees	833,000
Engineering and procurement fees	1,496,000
Sub-Total	5,689,000
Write-down of Mid-Sun to net realizable value	914,000
Total	$6,603,000

During the first quarter of 2009, the Company sold its GE LM-2500 turbine at its Mid-Sun facility. The net proceeds of the sale after expenses is expected to be approximately $3.1 million of which $500,000 has been received as an initial deposit. The sale of the turbine will result in the cessation of operations at the Mid-Sun facility and is expected to close on April 1, 2009. The Company recorded an impairment charge as noted above in line with the valuation implied by the sale.

Strategic Direction

Due to the recent stresses in the financial markets, coupled with depressed electricity prices, it has become increasingly difficult for the Company to continue to execute its acquisition growth strategy.  Furthermore, the California Energy Commission, or the CEC, issued its Preliminary Decision in January 2009 denying the Company’s Chula Vista Energy Upgrade Project the required permit to proceed, in what the Company believes to be an unprecedented reversal of the CEC staff’s Final Staff Assessment in full support of the Company’s application.  While the Company continues to evaluate its options to contest the CEC’s Preliminary Decision, this unexpected development substantially jeopardized the Chula Vista Energy Upgrade Project.  While the Company has successfully permitted its Escondido Energy Upgrade Project, it has yet to obtain a satisfactory long term revenue contract to finance the Escondido Energy Upgrade Project’s completion.

These and other events have led the Company to more aggressively evaluate its strategic alternatives, including pursuing the sale of the Company’s assets. The Company’s asset sales to date include the sale of: (1) the Company’s subsidiary MMC Escondido II, LLC, whose only asset was one of three GE LM-6000 PC Sprint® turbines the Company had on order, (2) the GE LM-2500 turbine and related equipment powering its MMC Mid-Sun facility, which transaction is subject to closing targeted for April 1, 2009, and (3) its two natural gas compressors on order.  Upon closing the Mid-Sun sale, the previously three mentioned asset sales will have resulted in approximately $9.7 million of cash to the Company after repayment of debt of $8.6 million and relieved the Company of the obligation to pay an additional $2.1 million under relevant purchase agreements. Of the $9.7 million, $4.7 million in cash was received as of the balance sheet date; the remaining funds were and are expected to be received in 2009.

If the Company is not successful in selling its remaining assets and/or the Company in its entirety, the Company intends to reduce general and administrative expenses as much as possible in order to minimize the extent of further cash utilized for operations.  The Company has already begun this effort, including reducing its headcount by 43% effective March 31, 2009, and the Company expects general administrative costs to continue to trend downward during 2009, excluding related severance costs.

See below for a cautionary note on forward looking statements.

	Year Ended December 31,	Year Ended December 31,
	2008	2007
Operating revenues:
Resource adequacy capacity	$3,671,972	$3,066,000
Ancillary services	(474,659)	2,179,627
Energy production	857,802	1,483,887
Total operating revenues	4,055,115	6,729,514
Costs of sales:
Costs of resource adequacy capacity	262,392	245,280
Costs of ancillary services	78,428	525,443
Costs of energy production	533,540	662,706
Total costs of sales	874,360	1,433,429
Gross Profit	3,180,755	5,296,085
Operating expenses:
Depreciation	1,205,623	1,091,286
Operations and maintenance	2,557,725	2,438,722
Re-commissioning expenses	-	413,904
General and administrative expenses	6,064,714	6,271,247
Loss on disposal	1,608,051	-
Impairment charges	6,610,329	-
Total operating expenses	18,046,442	10,215,159
Loss from operations	(14,865,687)	(4,919,074)
Interest and other expenses
Interest expense	(528,479)	(229,252)
Interest income	688,804	1,239,419
Interest income (expense), net	160,325	1,010,167
Other income, net	-	135,995
Total interest and other income (expense)	160,325	1,146,162
Net loss before provision for income taxes	(14,705,362)	(3,772,912)
Provision for income taxes	-	-
Net loss	$(14,705,362)	$(3,772,912)

Basic (loss) earnings per common share
Net (loss) earnings per share	$(1.04)	$(0.41)

Weighted average shares outstanding	14,128,596	9,273,007

Diluted (loss) earnings per common share
Net (loss) earnings per share	$(1.04)	$(0.41)

Weighted average shares outstanding	14,128,596	9,273,007

Weighted average shares outstanding - basic	14,128,596	9,273,007
Dilutive effect of assumed exercise of employee stock options, warrants and immediate vesting of unvested stock awards	-	-
Weighted average shares outstanding - diluted	14,128,596	9,273,007

Anti-dilutive shares excluded from diluted EPS computations	2,030,073	289,893

Reconciliation of Losses from operations to Adjusted EBITDA	Year Ended December 31,	Year Ended December 31,
	2008	2007
Losses from Operations	$(14,865,687)	$(4,919,074)
Add: Depreciation Expense	1,205,623	1,091,286
Add: Re-commissioning expenses	-	413,904
Add: Stock-based compensation	383,083	379,011
Add: Impairment charges	6,610,329	-
Add: Loss on disposal	1,608,051	-
Add: CAISO Settlement	1,000,000
Adjusted EBITDA	$(4,058,601)	$(3,034,873)

About MMC Energy, Inc.:

The Company has acquired and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.    The Company has invested in electricity assets which provide essential services to key transmission constrained markets in California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable. To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity, of which the Mid-Sun facility represents 22 MW.

Forward Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 including anticipated events relating to completion of the Company’s current upgrade projects. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company’s Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Source: MMC Energy, Inc.

Contact:

          MMC Energy Inc.
          Denis G. Gagnon, Chief Financial Officer
          (212) 977-0900
          www.mmcenergy.com